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                                                                    EXHIBIT 99.1

                              [VERITAS LETTERHEAD]

                                      NEWS

          VERITAS SOFTWARE CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


      MOUNTAIN VIEW, CALIF., OCTOBER 6, 1998 -- VERITAS SOFTWARE CORPORATION (NASDAQ: VRTS), today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders. The rights plan will not prevent an acquisition attempt, but should encourage anyone seeking to acquire the company to negotiate with the Board of Directors prior to attempting a takeover.

      In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on October 16, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on October 16, 2008.

      The rights are initially attached to the Company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 20 percent or more of the Company's common stock, or announces an intention to make a tender offer for the Company's common stock the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock.

      After the Distribution Date, each right may be exercised for 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $300.00. The preferred stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.

      Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the Company's common stock at a substantially discounted price.

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      Additionally, if a person becomes an Acquiring Person and the Company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

      After a person has become an Acquiring Person, the Company's Board of Directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the Company's common stock per right.

      The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

ABOUT VERITAS

VERITAS Software Corporation designs, develops and markets enterprise storage management and high availability software products that manage both online and offline data for business-critical computing systems. The Company's products are designed to improve system performance, availability and manageability while reducing the cost of administration. VERITAS products are delivered through a worldwide direct sales force and a network of resellers and OEM partners in North America, Europe, Asia-Pacific and Japan. The company's corporate headquarters is located at 1600 Plymouth Street, Mountain View, CA 94043. Telephone 650-335-8000. Fax 650-335-8050. email vx-sales@veritas.com.
WWW site: http://www.veritas.com/.

INVESTOR RELATIONS CONTACT:

Marge Duncan
Director, Investor Relations
VERITAS Software
(650) 526-2508

VERITAS and the VERITAS logo are registered trademarks of VERITAS Software Corporation in the U.S. and other countries. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.


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